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                                                                    EXHIBIT 99.1

                                                            Contact: Steve Myers
                                                                    770/644-3022


         RIVERWOOD INTERNATIONAL CORPORATION ANNOUNCES MANAGEMENT CHANGE


ATLANTA, Georgia, August 30, 2002 -- Riverwood International Corporation, a leading integrated provider of paperboard packaging solutions, announced today that Chief Operating Officer Thomas M. Gannon has resigned to pursue other interests.

         Mr. Gannon's responsibilities and direct reporting relationships will be assumed by President and Chief Executive Officer Stephen M. Humphrey, effective immediately.

         "On behalf of the company, I would like to acknowledge and express our appreciation for the many contributions that Tom Gannon has made to our operations. We will miss him as a colleague, and we wish him well in his new endeavors," said Mr. Humphrey. "At the same time, I welcome this opportunity to work even more closely with our excellent management team. Riverwood will continue its historic focus on growing volumes in its higher margin coated board markets, reducing costs and improving cash flow."

ABOUT RIVERWOOD INTERNATIONAL

         Riverwood International Corporation is a leading integrated provider of paperboard packaging solutions to multinational beverage and consumer products companies. Headquartered in Atlanta, Riverwood has annual sales of over $1.2 billion and approximately 4100 employees at its operations in six countries. Riverwood International Corporation has approximately $900 million in public debt outstanding and represents substantially all of the business assets of Riverwood Holding Inc., which continues to work toward the completion of an initial public offering of its common stock and related financing transactions, subject to market conditions.

         This news release includes forward-looking statements as to management's or the Company's expectations and beliefs. Forward-looking statements are made upon management's current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance. Important factors detailed in the Company's Securities and Exchange Commission filings, as well as the following important factors, could cause the Company's actual results to differ materially from those expressed in the forward-looking statements. These statements are subject to certain risks and uncertainties and speak only as of the date given. Such factors include: the Company's substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional coated board into open markets; the



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selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies; prolonged disruptions in the Company's facilities' production; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.